Exhibit 10.1

September 30, 2022

Howard Friedman

[Address]

Re:     Offer of Employment

Dear Howard,

We are very pleased to extend an offer of employment to you for the position of Chief Executive Officer (“CEO”) of Utz Brands, Inc., a Delaware corporation (“Utz”). In your role, you will be formally employed by Utz Quality Foods, LLC, a wholly owned subsidiary of Utz. You will also serve as CEO of Utz Quality Foods, LLC and all other Utz subsidiaries while serving as CEO of Utz. Your employment will be subject to the terms and conditions set forth in this letter (the “Offer Letter”). This Offer Letter will be binding upon execution by you and approved by the Board of Directors of Utz (the “Board”).

1.	Duties, Authority and Responsibilities

In your capacity as CEO, you will have such duties, authorities and responsibilities as are (i) commensurate with such title (including managing the day-to-day business activities of Utz and its subsidiaries subject to oversight by the Board), (ii) required of such position (including but not limited to such responsibilities as set forth in Utz’s Bylaws, as may be amended from time to time) and (iii) assigned to you from time to time that are reasonably consistent with your position. You will report directly to the Board and will comply with Utz’s written policies during your employment with Utz. You agree to devote substantially all of your business time and attention to the performance of your duties; provided that (A) you shall not be precluded from engaging in civic, charitable or religious activities, (B) you shall not be precluded from serving on the board of directors of other companies that are not competitors to Utz or its subsidiaries and that are approved by the Board, such approval not to be unreasonably withheld, provided however, that while you are CEO you will not serve on more than one other board of directors for any other company that is a public company (i.e., a company subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended). Notwithstanding the foregoing, any outside activities must be in compliance with Utz’s Code of Conduct & Ethics, as amended from time to time, including approval procedures, and must not materially interfere with your duties as CEO. As of the Start Date (as defined below), you will be appointed as a member of the Board and, thereafter during your term as CEO, you will, subject to the approval of the stockholders of Utz, continue to be a member of the Board through the earlier to occur of (i) the termination of your service as CEO and (ii) your death or resignation from the Board.

2.	Start Date/Location

Your start date will be December 15, 2022 (the “Start Date”). The Company has agreed that you will not need to change your primary residence from the Chicago, IL area to Hanover, PA at the start of your employment. You have agreed to establish a residence in Hanover, PA at your own cost/expense, and spend time when you are working (and not traveling elsewhere on Utz business) in Hanover, PA working out of the corporate office generally Monday- Thursday. You will receive an annual lump sum stipend of $50,000 to compensate you for your travel expenses between Chicago, IL and Hanover, PA. You and the Board will evaluate the commuting arrangement and formally discuss it at your 36-month anniversary. If you decide to relocate to Hanover on a full-time basis at any point during your employment, the Board will provide a relocation package to you net of the annual travel stipend paid during the year in which you relocate. If the Board determined a move was mandatory, and you were not prepared to do so, you would have Good Reason to terminate your employment (as defined within the Utz Executive Change in Control Severance Plan, as amended from time to time) and you would be entitled to severance benefits described in Section 3.1 or Section 3.2 of the Utz Executive Change in Control Severance Plan, subject to the terms and conditions thereof.

3.	Base Salary

In consideration of your services, you will be paid an initial base salary of $850,000 per year, subject to at least annual reviews for increases by the Compensation Committee of the Board (the “Committee”), payable in accordance with the standard payroll practices of Utz. Your initial base salary and any such upward adjustment in initial base salary shall constitute “Base Salary” for the purposes of this Offer Letter.

4.	Annual Bonus Award

During your employment, you will be eligible to participate in Utz’s annual bonus award plan, with terms and conditions as approved by the Committee, and as part of the same annual bonus award plan as other named executive officers of Utz. Your target bonus opportunity will be 110% of your Base Salary, subject to annual review by the Committee, with a maximum bonus opportunity of 200% of your Base Salary. Your actual bonus payment will be based on performance as measured against goals approved annually by the Committee. For fiscal year 2023, the annual bonus award plan will be approved by the Board and the Committee of Utz in February 2023. For illustrative purposes, Exhibit A reflects the 2022 Annual Bonus Plan mechanics. For the avoidance of doubt, you will not be eligible for a bonus under the 2022 Annual Bonus Plan.

5.	Utz’s 2020 Omnibus Equity Incentive Plan; Stock Ownership Guidelines

During your employment with Utz, you will be eligible to participate in Utz’s 2020 Omnibus Equity Incentive Plan (as amended from time to time, the “OEIP”), and receive equity awards thereunder in the form as determined by the Committee, and subject to vesting and other conditions as set forth in the OEIP and the applicable award agreements.

You will receive an initial grant under the OEIP on the Start Date with an aggregate value equal to $4,000,000.00 based on weighted average price of a share of the Company’s Class A Common Stock on the New York Stock Exchange for the ten consecutive trading day window (the “10-day VWAP”) ending on the trading day prior to the Commencement Date, with 50% in the form of restricted stock units (“RSUs”) and 50% in the form of performance stock units (“PSUs”). Subject to your continued service to the Company through each such date, the RSUs will vest 50% on each of December 31, 2023 and December 31, 2024 and the PSUs vest on December 31, 2025, based on the Company’s relative total shareholder return compared against Utz’s peer group. Such awards will provide that, in the event of your termination by the Company without Cause, by you for Limited Good Reason (or for Good Reason in connection with a Change in Control Termination), or due to your death or Disability, (i) the RSUs will become immediately fully vested and promptly settled and (ii) the PSUs will become fully service-vested but remain subject to achievement of the applicable performance requirements and settled upon completion of the performance period accordingly (each such capitalized term not defined above having the meaning defined under the Utz Executive Change in Control Severance Plan).

You will also be eligible for an annual award under the OEIP at the start of each calendar year beginning in 2023. Your 2023 award will have an aggregate grant date fair value equal to 250% of our base salary and calculated based on the 10-day VWAP ending on January 30, 2023. Your annual award is expected to be weighted equally between RSUs and PSUs.

Awards granted under the OEIP will be made pursuant to the forms of RSUs and PSUs adopted by the Committee, as amended from time to time.

The Board has also adopted stock ownership guidelines, which currently require the Chief Executive Officer to own stock in Utz equal to six times his annual base salary. In connection with such guidelines, the Board understands that it will take time for you to accumulate shares of stock necessary to satisfy this this obligation and will work with you to establish a sufficient period for you to satisfy these guidelines.

6.	Severance

Following the Start Date, you will be entitled to participate in the Utz Executive Change in Control Severance Plan in accordance with its terms and conditions as in effect from time to time.

7.	Other Benefits and Perquisites

Following the Start Date, you will also be eligible and/or continue to be eligible to participate in the employee benefit plans and programs (excluding severance) generally available to Utz’s senior executives and consistent with such plans and programs of Utz Quality Foods, LLC as in effect as of the date hereof, including but not limited to medical, life and disability insurance, retirement, vacation, fringe benefit, perquisite, business expense reimbursement and travel plans or programs, in accordance with and subject to eligibility and other terms and conditions of such plans and programs, as in effect from time to time. Utz reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason except as set forth in this Offer Letter.

8.	Withholding; Clawback

Notwithstanding anything else in this Offer Letter, all forms of compensation paid to you as an employee of Utz shall be less all applicable withholdings. Compensation paid to you by the Company will be subject to the Company’s Clawback and Forfeiture Policy, as amended from time to time.

9.	At-will Employment

Your employment with Utz will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Board may terminate your employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed on behalf of Utz by an authorized officer of Utz and you. Upon any termination of your employment with Utz, you will immediately and without the need for any additional action be deemed to have resigned from all officer positions with Utz, the Company, and each of their respective subsidiaries and as a member of the governing boards of the Company and its subsidiaries.

10.	Governing Law, Disputes and Waiver of Jury Trial

This Offer Letter shall be governed by the laws of the State of Delaware, without regard to conflict of law principles, and any dispute between the parties will be resolved only in the courts of the State of Delaware or in the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. You and Utz hereby waive, to the fullest extent permitted by law, any right to trial by jury resulting from any proceeding or cause of action brought to resolve any dispute between the parties arising out of, connected with, or related to your employment after the Closing Date with Utz, the Company, or any of its subsidiaries, whether in contract, tort, equity or otherwise.

11.	Representations

You represent that you are not party to any agreement that would limit your ability to discharge your duties to Utz, the Company and their respective subsidiaries. As a condition of accepting this offer of employment, you agree to be subject to Utz’s terms of employment which include restrictive covenants, assignment of inventions, confidentiality and non-disparagement, and non-competition and non-solicitation of employees, customers and suppliers provisions, all as set forth in the form of agreement as attached hereto as Exhibit B.

12.	Section 409A

The intent of the parties is that the payments and benefits under this Offer Letter comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and notices thereunder (“Section 409A”). Accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted to be in compliance with Section 409A.

If any payment, compensation or other benefit provided to you under this Offer Letter in connection with your “separation from service” (within the meaning of Section 409A) is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six months plus one day after the date of termination or, if earlier, ten (10) business days following your death (the “New Payment Date”). The aggregate of any payments and benefits that otherwise would have been paid and/or provided to you during the period between the date of termination and the New Payment Date shall be paid to you in a lump sum on such New Payment Date. Thereafter, any payments and/or benefits that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Offer Letter. Notwithstanding anything to the contrary herein, to the extent that the foregoing delay applies to the provision of any ongoing welfare benefits, you shall pay the full cost of premiums for such welfare benefits due and payable prior to the New Payment Date and Utz will pay you an amount equal to the amount of such premiums which otherwise would have been paid by Utz during such period within five (5) business days following its conclusion.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Offer Letter providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Offer Letter, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. All expenses or other reimbursements as provided herein shall be payable in accordance with Utz’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which you incurred the expenses. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

For purposes of Section 409A, your right to receive any installment payments pursuant to this Offer Letter shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Offer Letter specifies a payment period with reference to a number of days (e.g., payment shall be made within 30 days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of Utz.

If you wish to accept this position, please sign below and return this Offer Letter to me. This offer is open for you to accept until 10:00AM ET on Monday, October 3, at which time it will be deemed to be withdrawn.

Sincerely,

/s/ Roger Deromedi
By:	Roger Deromedi
Title:	Chairperson of the Board of Directors
Date:	September 30, 2022

Acceptance of Offer

I have read, understood and accept all the terms of this Offer Letter. I have not relied on any agreements or representations, express or implied, with respect to such employment which are not set forth expressly in this Offer Letter or in the documents referred herein, and this Offer Letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to my employment by Utz.

/s/ Howard Friedman
Howard Friedman

Date:	October 2, 2022

Exhibit A

2022 Annual Bonus Award Plan

Exhibit B

Utz’s Terms of Employment

1.            Restrictive Covenants.

1.1            Non-Disclosure of Confidential Information.

(a)            The term “Confidential Information,” as used in this Agreement, shall mean any and all information (in whatever form and whether or not expressly designated as confidential) relating directly or indirectly to the respective businesses, operations, financial affairs, assets or technology of the Company and any of its subsidiaries (collectively, the “Companies”) including, but not limited to, marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, recipes, formulas, manufacturing processes, trade secrets, technical data, computer source codes, software, proprietary information, construction, advertising, manufacturing, distribution and sales methods and systems, pricing, sales and profit figures, customer and client lists, and relationships with customers, clients, suppliers, distributors and others who have business dealings with any of the Companies and information with respect to various ingredients, formulas, manufacturing processes, techniques, procedures, processes and methods. Confidential Information also includes information received by the Associate from third parties in connection with the Associate’s employment by any of the Companies subject to an obligation to maintain the confidentiality of such information. Confidential Information does not include information which (a) becomes generally known to and available for use by the public other than as a result of the Associate’s violation of this Agreement; (b) is or becomes generally available within the relevant business or industry other than as a result of the Associate’s violation of this Agreement; or (c) is or becomes available to the Associate on a non-confidential basis from a source other than the Companies, which source is not known by the Associate, after reasonable inquiry, to be subject to a contractual or fiduciary obligation of secrecy to the Companies.

(b)            The Associate acknowledges and agrees that all Confidential Information known or obtained by the Associate, whether before or after the Grant Date and regardless of whether the Associate participated in the discovery or development of such Confidential Information, is the property of the Company. Except as expressly authorized in writing by the Company or as necessary to perform the Associate’s services while an employee of the Company, the Associate agrees that the Associate will not, during or after the Associate’s employment with any of the Companies, for any reason, directly or indirectly, duplicate, use, make available, sell, misappropriate, exploit, remove, copy or disclose to any Person Confidential Information, unless such information is required to be produced by the Associate under order of a court of competent jurisdiction or a valid administrative or congressional subpoena; provided, however, that upon receipt of any such order or subpoena, the Associate shall promptly notify the Company and shall provide the Company with an opportunity at its cost and expense to contest the propriety of such order or subpoena or restrict or condition the disclosure of such Confidential Information or to arrange for appropriate safeguards against any further disclosure by the court or administrative or other body seeking to compel disclosure of such Confidential Information.

1.2            Assignment of Inventions.

(a)            The Associate acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (i) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any of the Companies’ resources and/or within the scope of the Associate’s duties to the Companies or that relate to the business, operations or actual or demonstrably anticipated research or development of the Companies, and that are made or conceived by the Associate, solely or jointly with others, during the Associate’s employment by any of the Companies; or (ii) suggested by any work that the Associate performs in connection with any of the Companies, either while performing the Associate’s duties to the Companies or on the Associate’s own time, will belong exclusively to the Companies (or their designees), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Associate will keep full and complete written records (the “Records”), in the manner prescribed by the Companies, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Companies. The Records are the sole and exclusive property of the Companies, and the Associate will surrender them upon termination of employment, or upon any of the Companies’ request. The Associate irrevocably conveys, transfers and assigns to the Companies the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Associate’s employment by any of the Companies, together with the right to file, in the Associate’s name or in the name of any of the Companies (or their designees), applications for patents and equivalent rights (the “Applications”). The Associate will, at any time during and subsequent to employment by or service to any of the Companies, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by any of the Companies to perfect, record, enforce, protect, patent or register the Companies’ rights in the Inventions, all without additional compensation to the Associate from the Companies. The Associate will also execute assignments to the Companies (or their designees) of the Applications and give the Companies and their attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Companies’ benefit.

Exhibit B

(b)            In addition, the Inventions are deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Companies, and the Associate agrees that the Companies are the sole owners of the Inventions and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Associate. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Companies, the Associate hereby irrevocably conveys, transfers and assigns to the Companies all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Associate’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, before the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Associate hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Associate has any rights in the results and proceeds of the Associate’s service to the Companies that cannot be assigned in the manner described herein, the Associate agrees to unconditionally waive the enforcement of such rights. The Associate hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Associate’s benefit by virtue of the Associate being an employee of or other service provider to any of the Companies.

1.3            Return of Companies’ Property and Companies’ Information. The Associate agrees to return, promptly following the termination of the Associate’s employment with any of the Companies, or earlier if directed by any of the Companies, any and all of the Companies’ property in the Associate’s possession, as well as any and all records, files, correspondence, reports and computer disks relating to any of the Companies’ operations, products and potential products, marketing, research and development, production and general business plans, customer information, accounting and financial information, distribution, sales, and confidential cost and price characteristics and policies in the Associate’s possession (including on any personal computer).

1.4            Nothing in this Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or § 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit the Associate from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from disclosing trade secrets and other confidential information in the course of such reporting; provided, that the Associate uses the Associate’s reasonable best efforts to (a) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity and (b) requests that such agency or entity treat such information as confidential. The Associate does not need the prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that it has made such reports or disclosures. In addition, the Associate has the right to disclose trade secrets and other confidential information in a document filed in a lawsuit or other proceeding; provided, that the filing is made under seal and protected from public disclosure.

Exhibit B

1.5            In consideration of the employment, the Associate agrees and covenants as follows:

(a)            During the entire period of the Associate’s employment with any of the Companies and for a period of six (6) months following the termination of the Associate’s employment for any reason, the Associate shall not, directly or indirectly, for the Associate’s own account, or on behalf of, or together with, any other Person (other than on behalf of the Companies) anywhere in any state of the United States or the District of Columbia:

(i)            own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, render financial assistance to, be connected as an officer, director, stockholder, employee, partner, member, manager, principal, agent, representative, consultant or otherwise with, use or permit the Associate’s name to be used in connection with, or develop products or services for, any Competing Business. “Competing Business” means any business which is engaged in the development, manufacture, distribution, marketing or sale of snack foods; notwithstanding the foregoing, it shall not be a breach of this Section 6.5(a)(i) for the Associate to own a passive investment of less than one percent (1%) of a class of stock of a publicly held company that is traded on a national securities exchange or in the over the counter market;

(ii)            contact, solicit, induce or attempt to contact, solicit or induce any Person who is or was, within the one-year period prior to termination of the Associate’s employment with the Companies, a customer, supplier or agent of any of the Companies or with which any of the Companies or the Associate had contact during the Associate’s employment with any of the Companies, to terminate their relationship with any of the Companies, or do any act which may interfere with or result in the impairment of the relationship, including any reduction in sales or purchases, between any of the Companies and such customers, suppliers or agents; or

(iii)            hire any Person who is or was, within the one-year period prior to termination of the Associate’s employment with any of the Companies, an employee of any of the Companies; or contact, solicit, induce or attempt to contact, solicit or induce any Person who is or was, within the one-year period prior to termination of the Associate’s employment with the Companies, an employee of any of the Companies for the purpose of seeking to have such Person terminate his or her employment or engagement with any of the Companies.